UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2019

InspireMD, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35731	26-2123838
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Menorat Hamaor St. Tel Aviv, Israel	6744832
(Address of principal executive offices)	(Zip Code)

(888) 776-6804

(Registrant’s telephone number, including area code)

N/A

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.0001 per share	NSPR	NYSE American
Warrants, exercisable for one share of Common Stock	NSPR.WS	NYSE American
Series B Warrants, exercisable for one share of Common Stock	NSPR.WSB	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Executive Officer and Director

On December 9, 2019, InspireMD, Inc. (the “Company”) entered into a General Release and Severance Agreement (the “Separation Agreement”) with James Barry, Ph.D., the chief executive officer, president and Class 3 director of the Company. Effective December 31, 2019 (the “Separation Date”), Dr. Barry’s employment with the Company and any subsidiary of the Company will cease, and Dr. Barry will resign from all positions and offices of the Company. On or before the Separation Date, Dr. Barry will tender a resignation letter to the Company’s Board of Directors (the “Board”). Pursuant to the Separation Agreement, Dr. Barry will be entitled to receive a severance pay in an aggregate amount of $400,000, less applicable taxes and other withholdings, payable as follows: (a) $200,000 will be paid in equal installments in accordance with the Company’s standard payroll practices during the period commencing on the Effective Date (as defined below) and ending on March 15, 2020, and (b) the remaining $200,000 will be paid in equal installments in accordance with the Company’s standard payroll practices during the period commencing on July 1, 2020, or such earlier period for the purposes of Section 409A of the Internal Revenue Code (the “Payment Resumption Date”), and ending on the first anniversary of the Effective Date; provided, however, that if (1) a change in control occurs, (2) the Company raises at least $5 million of gross proceeds in new capital investments on or after the Separation Date, or (3) any of the institution by or against the Company of any insolvency, receivership or bankruptcy proceeding(s) or any other proceeding(s) for the settlement of the Company’s debts or the assignment for the benefit of the Company’s creditors or the Company’s dissolution or ceasing to do business, in any case, prior to the date that the last payment has been made pursuant to this subsection (i), then any remaining amounts of severance to be paid to Dr. Barry on or before March 15, 2020 shall be paid to him on the Company’s next regularly scheduled payroll date concurrent with or next following the date on which the first event described in (1), (2) or (3) above occurs (the “Acceleration Date”) and, provided further, that if the Acceleration Date occurs on or after March 16, 2020, but before the Payment Resumption Date, then any remaining amounts to be paid to Executive pursuant to this subsection shall be paid to him on the Company’s next regularly scheduled payroll date concurrent with or next following the Payment Resumption Date. Dr. Barry is also entitled to receive an additional lump-sum payment of $25,000 payable on the Company’s first regularly scheduled payroll date on or next following the Effective Date, which amount is intended to offset the costs of any executive outplacement services or similar educational programs which may be incurred by Dr. Barry on or after the Separation Date; an equity award of 165,000 restricted stock units, subject to the terms and conditions of the Company’s 2013 Long-Term Incentive Plan and its standard form of Restricted Stock Unit Award Agreement, which shall fully vest upon grant; and an additional monthly stipend of $2,986, up to a maximum of $53,748, payable as follows: (x) $17,916 will be paid in three equal installments in January, February, and March of 2020, and (y) an additional $2,986 will be paid in each month during the period commencing on the Payment Resumption Date and ending on the eighteen month anniversary of the Separation Date.

Dr. Barry may revoke his acceptance of the Separation Agreement at any time for seven days following the execution of the Agreement by giving written notice to the Company. If not revoked on or before December 17, 2019, the Separation Agreement shall be deemed to have become enforceable and on such day (the “Effective Date”).

Pursuant to the Separation Agreement, Dr. Barry agreed to a general release of claims in favor of the Company. Upon the Separation Date, the Amended and Restated Employment Agreement between the Company and Dr. Barry dated February 4, 2019 will automatically terminate; provided, however, that certain customary confidentiality, noncompete and nonsolicitation provisions will remain in full force and effect.

The foregoing description of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Appointment of New Chief Executive Officer and Director

On December 9, 2019, the Company entered into an Employment Agreement with Marvin Slosman (the “Slosman Employment Agreement”), pursuant to which Mr. Slosman will serve as the new chief executive officer and president of the Company. Mr. Slosman’s term of employment is to begin on January 1, 2020, and to remain in effect for three years (the “Initial Employment Term”), unless earlier terminated, and to be automatically renewed for successive one-year terms after the Initial Employment Term. During Ms. Slosman’s tenure as chief executive officer, he will also serve as a director on the Board without any additional compensation, and the Board appointed Mr. Slosman as a Class 3 director, effective January 1, 2020, with a term expiring on the 2020 annual meeting of the stockholders of the Company.

Mr. Slosman, 55, has served as chief operating officer for MEDCURA Inc. From September 2017 to September 2019, Mr. Slosman served as a Business Consultant, overseeing international commercial strategy and market development, at Integra Life Sciences, a leading innovator in orthopedic extremity surgery, neurosurgery, and reconstructive and general surgery. From 2010 to 2014 Mr. Slosman served as President of Itamar Medical, Inc., a medical technology company focused on cardiovascular and sleep diagnostics. Mr. Slosman also served as chief executive officer of Ovalum Vascular Ltd. from 2008 to 2010. Mr. Slosman’s qualifications to serve on the Board include his significant experience in senior management positions of leading medical device companies.

As consideration for his services as Chief Executive Officer, Mr. Slosman will be entitled to receive (i) an annual base salary of $400,000, less applicable payroll deductions and tax (“Base Salary”), which will be reviewed by the Board on an annual basis for increase; (ii) reimbursement of up to $50,000 for any reasonable and customary, documented out-of-pocket relocation expenses actually incurred by Mr. Slosman in 2019 or 2020 calendar years, in connection with his relocation to Europe; (iii) annual performance bonuses in an amount up to 50% percent of the Base Salary, as may be in effect from time to time, for each calendar year during his employment with the Company based on the extent to which performance criteria/financial results for the applicable year have been met; and (iv) equity awards as of the date of the Slosman Employment Agreement that represent, in the aggregate, 5% of the Company’s issued and outstanding common stock determined on a fully diluted basis as of the date of grant (the “Equity Awards”), with 75% of the Equity Awards being granted as restricted stock units and with the remaining 25% of the Equity Awards being granted as stock options, with the Equity Awards subject to the terms and conditions of the Company’s 2013 Long-Term Incentive Plan (the “LTIP”) and of the award agreements to be entered for the Equity Awards. On or before December 31. 2020, Mr.Slosman shall become eligible to receive an additional grant of equity awards under the LTIP and the applicable award agreements up to 5% (including the Equity Awards) of the Company’s actual outstanding shares of Common Stock on the date of grant, provided that the actual amount of the grant shall be based on the achievement of certain performance/financial criteria as established by the Board after consultation with Mr. Slosman, in its reasonable discretion.

In the event Mr. Slosman voluntarily resigns without good reason, the Company may, in its sole discretion, shorten the notice period and determine the date of termination without any obligation to pay Mr. Slosman any additional compensation other than the accrued obligations and without triggering a termination of Mr. Slosman’s employment without cause. In the event the Slosman Employment Agreement expires, or the Company terminates Mr. Slosman’s employment for cause or Mr. Slosman voluntarily resigns without good reason, the Company shall have no further liability or obligation to Mr. Slosman under the Slosman Employment Agreement. Notwithstanding the foregoing, in the event that this the Slosman Employment Agreement expires as a result of the Company’s decision not to renew the Slosman Employment Agreement, the Company shall, subject to the execution and timely return by Mr. Slosman of a release of claims, pay Mr. Slosman cash payments totaling $100,000 in the aggregate, payable in equal installments on the Company’s regular pay dates that occur during the period commencing on 60th day following his employment termination date and ending on the last day of the Restricted Period (as defined below); provided, however, that if, at any time within the period commencing on the date that is 3 months prior to the expiration of the Initial Employment Term or the then current renewal term, as applicable, and ending on the date that is 3 months following the expiration of the Slosman Employment Agreement, the Company and a third party execute a definitive, written, and binding agreement (a “Sale Agreement”) to enter into certain transactions described therein that, if consummated, would constitute a change in control of the Company, then Mr. Slosman’s termination shall be deemed a termination by the Company without cause or for good reason, as of the date such Sale Agreement is executed, provided further that any amounts payable to Mr. Slosman pursuant to such termination shall be reduced by any amounts previously paid to him upon expiration of the Slosman Employment Agreement, termination by the Company for cause or voluntary resignation by Mr. Slosman without good reason.

If Mr. Slosman’s employment is terminated (i) by the Company without cause or (ii) by Mr. Slosman for good reason, then the Company must pay Mr. Slosman, (a) a severance pay in an amount equal to twelve months of his then-current base salary, (b) his entire performance bonus for any calendar year for which Mr. Slosman has already worked the entire year but the bonus has yet to be paid, (c) a pro-rated performance bonus in an amount equal to the target annual performance bonus to which Mr. Slosman may have been entitled for the year in which the termination occurs that he would have received had his employment not been terminated during such year. In addition, 50% of all unvested stock options, shares of restricted stock, restricted stock units, stock appreciation rights, or similar stock-based rights granted to Mr. Slosman shall vest and, if applicable, be immediately exercisable and any risk of forfeiture included in such restricted or other stock grants previously made to Mr. Slosman shall immediately lapse, and Mr. Slosman may exercise any outstanding stock options or stock appreciation rights until the earlier of (x) the last date on which such stock options or stock appreciation rights could have been exercised pursuant to the terms of the applicable award agreement, irrespective of Mr. Slosman’s termination of employment; and (y) the date that is two years following his employment termination date.

The employment agreement also contains certain standard noncompetition, non-solicitation, confidentiality, and assignment of inventions requirements for Mr. Slosman.

The foregoing summary of the Slosman Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Slosman Employment Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01 Other Events.

On December 10, 2019, the Company issued a press release announcing Dr. Barry’s resignation and Mr. Slosman’s appointment. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	General Release and Severance Agreement, dated December 9, 2019, by and between the Company and James Barry.
10.2	Employment Agreement, dated December 9, 2019, by and between the Company and Marvin Slosman.
99.1	Press release, dated December 10, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InspireMD, Inc.

Date: December 10, 2019	By:	/s/ James Barry
	Name:	James Barry
	Title:	Chief Executive Officer